Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 12, 2010, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010, incorporated by reference herein.

In our report dated March 12, 2010 with respect to the consolidated financial statements described above, we note that we did not audit the 2007 financial statements of Gibraltar Private Bank & Trust Company, a wholly-owned subsidiary, which statements reflect total revenues constituting 14.8 percent in 2007, of the related totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Gibraltar Private Bank & Trust Company for 2007, is based solely on the report of other auditors.

Our report dated March 12, 2010 on the consolidated financial statements, contains an explanatory paragraph that states the Company has changed its method of accounting for noncontrolling interests in 2009 to comply with new accounting requirements issued by the Financial Accounting Standards Board.

/s/ KPMG LLP

Boston, Massachusetts

June 21, 2010